Exhibit 99.1

Boise Cascade, L.L.C.
1111 West Jefferson Street PO Box 50 Boise, ID 83728
T 208 384 6161 F 208 384 6566
www.bc.com

May 22, 2008

Boise Inc.

Boise Paper Holdings, L.L.C.

1111 W. Jefferson St. Suite 200

Boise, Idaho 83702-5388

Attention: General Counsel

Ladies and Gentlemen:

Reference is made to (i) that certain Purchase and Sale Agreement, dated as of September 7, 2007, by and among Boise Cascade, L.L.C. (“Seller”), Boise Paper Holdings, L.L.C. (the “Company”), Boise Packaging & Newsprint, L.L.C., Boise White Paper, L.L.C., Boise Cascade Transportation Holdings Corp., Boise Inc. (formerly known as Aldabra 2 Acquisition Corp., “Buyer”) and Aldabra Sub LLC (“Buyer Sub”) (as amended by that certain Amendment No. 1 to Purchase and Sale Agreement, dated as of October 18, 2007, and that certain Amendment No. 2 to Purchase and Sale Agreement, dated as of February 22, 2008, and as may further be amended, modified and/or supplemented from time to time, the “Purchase and Sale Agreement”), (ii) that certain promissory note (as amended, modified and/or supplemented from time to time, the “Note”), dated as of February 22, 2008, originally made by Buyer to the order of Seller in an original aggregate principal amount of $41,000,000, and bearing interest and maturing as provided therein, and (iii) that certain Note Assignment, dated February 22, 2008, between Seller and Boise Cascade Holdings, L.L.C. (“BCH”), pursuant to which Seller transferred to BCH all of Seller’s right, right, title and interest in and to the Note.  Capitalized terms used, but not otherwise defined, in this letter shall have the meanings given to them in the Purchase and Sale Agreement.  Seller, Buyer, Buyer Sub and the Company are referred to herein collectively as the “Parties”.

The Parties and BCH acknowledge and agree for all purposes of the Purchase Agreement (i) the Company Closing Cash Amount is $38,000,000.00, (ii) Company Closing Net Working Capital is $345,806,783.44, (iii) Buyer Closing Net Working Capital is $388,803,733.00 and (iv) the Closing Purchase Price is $1,695,353,850.44.

As a result of the Parties’ agreements discussed in the immediately preceding sentence, the final Adjustment Amount due to Seller from Buyer pursuant to Section 1E(iv) and Section 1F(i) of the Purchase and Sale Agreement is $17,333,850.44 (the “Final Adjustment Amount”).  Pursuant to Section 1F(i) of the Purchase and Sale Agreement and Section 2(c) of the Note, the BCH and the Parties acknowledge and agree that, in lieu of delivering to Seller another Acceptable Note in respect of the Final Adjustment Amount, the aggregate unpaid principal amount of the Note shall be increased, effective as of the Effective Date (as such term is defined in the Note), by an aggregate amount equal to the Final Adjustment Amount and interest shall be deemed to have accrued and compounded on such additional principal amount in accordance with the Note from and after the Effective Date (as such term is defined in the Note).  In furtherance of the foregoing, Buyer, Seller and BCH acknowledge and agree that the date and amount of such increase to the Note shall be noted on Schedule I to the Note, effective as of the date of this letter agreement, as set forth on Schedule A attached to this letter agreement and upon the adjustment to the Note in accordance with this paragraph, there shall be no further adjustment to the Note pursuant to Section 1E of the Purchase Agreement.

This letter agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission or electronic pdf shall be effective as delivery of a manually executed counterpart of this Amendment.  This letter agreement is governed by the laws of the State of Delaware.  The provisions of this letter agreement may not be amended without the prior written consent of each of BCH, Seller and Buyer.  The rights of BCH and Seller under this letter agreement may be assigned in whole or in part to one or more transferees of the Note.  From time to time, as and when requested by any party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such other actions, as any such other party hereto (or any of their permitted transferees or assignees (including any transferees of the Note)) may reasonably deem necessary or desirable to consummate or evidence the transactions contemplated by this letter agreement on the terms herein described (including, without limitation, in the case of Buyer, if and when requested by the holder(s) of the Note, the execution and delivery of a new Note or Notes (in exchange for surrender of the Note), as the case may be, as requested by the holder(s) and/or transferee(s) thereof, which aggregate the unpaid principal amount of the Note (after giving effect to the adjustments to the Note described in the preceding paragraph) as such holder(s) and/or transferee(s) thereof may request, in any such case, dated so that there will be no loss of interest or principal (after giving effect to the adjustments to the Note described in the preceding paragraph) on such surrendered Note and otherwise of like tenor to the Note).  This letter agreement is binding on and shall inure to the benefit of the parties hereto and their successors and permitted assigns (including any subsequent holder(s) of the Note or Notes (as such term is defined in the Note).

Sincerely,

BOISE CASCADE, L.L.C.

By:	/s/ Tom Carlile
Name:	Tom Carlile
Title:	Executive Vice President and Chief Financial Officer

BOISE CASCADE HOLDINGS, L.L.C.

By:	/s/ Tom Carlile
Name:	Tom Carlile
Title:	Executive Vice President and Chief Financial Officer

Acknowledged and agreed to as of the date first set forth above:

BOISE INC.

By:	/s/ Rob McNutt
Name:	Robert M. McNutt
Title:	Senior Vice President and Chief Financial Officer

BOISE PAPER HOLDINGS, L.L.C.

By:	/s/ Rob McNutt
Name:	Robert M. McNutt
Title:	Senior Vice President and Chief Financial Officer

cc:	Sam Cotterell
Rob McNutt

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attention: Richard J. Campbell, P.C.

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Philip Weingold

Schedule A

SCHEDULE I TO THE NOTE

Date	Aggregate Principal Amount Outstanding Pre-Adjustment	Accrued and Unpaid Interest Pre- Adjustment (including Accumulated Interest per Section 1(c))	Aggregate Principal Amount Outstanding Post-Adjustment	Accrued and Unpaid Interest Post- Adjustment (including Accumulated Interest per Section 1(c))
2/22/2008	$41,000,000	N/A	$58,333,850.44	N/A
3/31/2008				$969,800.26
4/1/2008			$59,303,650.70	$0.00
5/22/2008				$1,349,158.05